Exhibit 107

Calculation of Filing Fee Table

FORM S-8
(Form Type)

Avantax, Inc.
(Exact name of registrant as specified in its charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)
Equity	Common Stock, par value $0.0001 per share	Rule 457(c)and Rule 457(h)	500,000	$24.95	$12,475,000	0.0001102	$1,374.75
Total Offering Amounts					$12,475,000		$1,374.75
Total Fee Offsets							—
Net Fee Due							$1,374.75
(1)Avantax, Inc., a Delaware corporation (the “Registrant”), is registering an aggregate of 500,000 shares of Common Stock that may be issued under the Avantax, Inc. 2016 Employee Stock Purchase Plan, as amended (the “ESPP”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional and indeterminate number of securities as may become issuable pursuant to the provisions of the ESPP relating to adjustments for changes resulting from a stock dividend, stock split or similar change.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act and based on the average of the high ($25.39) and low ($24.51) sale prices of the Common Stock, as quoted on The Nasdaq Global Select Market, on May 2, 2023.